Lucky 7 Mining

Pioneering sustainable gold mining with eco-conscious methods, while our advanced tech ensures efficient, chemical-free extraction, while preserving ecosystems. We're reshaping resource extraction for a sustainable future.


YouTube @chasing_the_gold

Invest

$250 minimum investment

DEADLINE: August 28, 2024

in 2 months

UNIT PRICE

$5

TOTAL RAISED

$5,505

VALUATION

$6,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION & SUCCESS TO DATE

The founder's motivation to start the business stemmed from a deep concern for the environmental impact of traditional mining practices. **Witnessing the detrimental effects on ecosystems led to a vision of a more sustainable and responsible approach to resource extraction.** This aligns seamlessly with the company's mission of being at the forefront of sustainable gold mining. By championing chemical-free extraction processes, leveraging advanced technology, and prioritizing environmental responsibility, the brand aims to set new standards for ethical and sustainable practices in mining.

SUCCESS TO DATE

Completed multiple offshore vessels

Started inland mining operations

Brought thousands of ethically mined gold ounces to market

Received zero fines from government agencies

Maintained 100% compliance

Provided training and consultation on ethical practices for multiple companies



The brand's greater purpose extends beyond profit and products;
it strives to be a catalyst for positive change in the mining industry.

The envisioned impact on the world is profound. By pioneering sustainable mining practices, the brand aspires to inspire a shift in the entire industry towards greater environmental consciousness. **It seeks to demonstrate that profitability and chemical free extraction can coexist, reshaping the narrative of resource extraction globally.** Ultimately, the brand aims to contribute to a more sustainable and harmonious relationship between human activities and the planet, leaving a lasting legacy of positive change for future generations.





THE PROBLEM & OUR SOLUTION

Our company addresses consumer challenges by prioritizing innovation, ethical mining, and environmental consciousness. **Through revolutionary gold acquisition methods, we cater to the diverse needs of major jewelry manufacturers and individual collectors, bridging luxury with responsibility.** Our departure from traditional mining practices positions us as leaders in responsible mining, attracting industry giants seeking alternatives.

Our solution, the M/V Lady Justice, is designed to seamlessly integrates cutting-edge technology with time-honored traditions, creating a gold recovery process that stands as a beacon of sustainability.

By eliminating the use of chemicals, we not only embrace environmental stewardship but also address the concerns of major jewelry manufacturers and individual collectors alike. The extended operational capability of the M/V Lady Justice is indeed a game-changer in the gold mining industry.

At the end of the day, it's a simple equation:
if you want more gold, you have to move more dirt.

Traditional mining operations often face limitations due to factors like fuel capacity, maintenance requirements, weather, and crew rest periods. However, our boat's resilient hull design, coupled with efficient propulsion systems, allows it to withstand harsh marine conditions and remain operational for significantly longer periods.


VOLVO

By staying on the water for extended durations, we can maximize productivity and optimize resource utilization. This means fewer interruptions for refueling or weather translating to higher output and profitability. Additionally, our extended operational time reduces the need for frequent transit to and from shore, minimizing fuel consumption and carbon emissions, thus further contributing to our sustainability goals.

Moreover, the ability to operate for extended periods enhances our flexibility in responding to market demands and fluctuations. We may be able to capitalize on favorable market conditions without being constrained by operational limitations.

Overall, the M/V Lady Justice's extended operational capability is not just a technological feat but a strategic advantage that underscores our commitment to efficiency, sustainability, and profitability in gold mining operations.

BUSINESS MODEL & MARKET

Our revenue is planned to be sourced from current mining operations in Alaska and Nevada. We manage a nearly 2,000 acre inland mine in NV and two dredge boats on the Bering Sea. After extracting gold, it undergoes cleanup and smelting before being swiftly brought to market and sold. Anticipating exponential growth in recovered ounces with the upcoming dredge construction, we remain committed to our revenue model. Operating on our claims in AK and managing the NV claim, we possess over 50 years of mining potential due to the substantial size of our claims.

Our mining operation functions on two main fronts: business-to-business (B2B) and business-to-consumer (B2C) transactions. In the B2B realm, we engage with other businesses, such as jewelry manufacturers or electronics companies, to sell bulk quantities of gold for use in their products. This involves negotiating contracts and ensuring timely delivery of the gold.

On the other hand, in the B2C aspect, we directly interact with individual consumers who may be interested in purchasing gold for investment purposes or personal use. **This could involve selling gold bars, coins, or other forms of refined gold directly to consumers through various channels such as online platforms or physical stores.**



The Global Gold Mining Market size was valued at around USD 198 billion in 2022 and is estimated to grow about USD 260 billion by 2030, at a CAGR of approximately 3.5% between 2023 and 2030.

GlobeNewsWire

FREQUENTLY ASKED QUESTIONS



What specific eco-conscious methods do you employ in your gold mining operations?

In our gold mining operations, we employ eco-conscious methods such as utilizing renewable energy sources, implementing sustainable land reclamation practices, and minimizing water usage through efficient recycling and conservation techniques. Additionally, we prioritize biodiversity conservation by conducting thorough environmental impact assessments and implementing habitat restoration programs.

How does your advanced technology enable efficient and chemical-free extraction?

Our advanced technology enables efficient and chemical-free extraction through innovative processes such as gravity separation. These methods reduce the need for harmful chemicals traditionally used in gold extraction, minimizing environmental impact while maximizing resource recovery. Additionally, our state-of-the-art equipment allows for precise control and monitoring of extraction processes, optimizing efficiency and minimizing waste.

Can you provide examples of how your company prioritizes the preservation of ecosystems during mining activities?

Our company prioritizes the preservation of ecosystems during mining activities in various ways:

Biodiversity conservation: We conduct comprehensive biodiversity assessments before initiating any mining operations. We implement measures to protect and restore habitats for local flora and fauna.

Sustainable land use: We employ responsible land management practices to minimize habitat destruction and ensure the long-term health of ecosystems. This includes reclamation efforts to restore mined areas to their natural state after extraction is complete.

Water conservation: We implement water management strategies to minimize our impact on local water sources, including recycling and treating water used in mining processes to reduce contamination and preserve aquatic ecosystems.

Community engagement: We engage with local communities and stakeholders to understand their concerns and incorporate their input into our environmental management plans. This fosters collaboration and ensures that our operations align with local conservation priorities.

Overall, our commitment to ecosystem preservation guides every aspect of our mining operations, ensuring that we minimize our environmental footprint and leave a positive legacy in the areas where we operate.

How do you aim towards profitability while striving to maintain a commitment to environmental responsibility?

We aim towards profitability while maintaining environmental responsibility through several key strategies:

Efficiency and innovation: By investing in advanced technology and process optimization, we minimize waste and maximize resource utilization, reducing operational costs and increasing profitability.

Risk mitigation: By prioritizing environmental responsibility, we mitigate the risk of fines, legal liabilities, and reputational damage associated with environmental violations. This protects our bottom line and enhances long-term sustainability.

Stakeholder engagement: We engage with stakeholders, including investors, communities, and regulatory authorities, to demonstrate our commitment to environmental responsibility and gain support for sustainable practices. This would enhance our reputation and access to capital.

Long-term perspective: We recognize that environmental degradation poses significant risks to our business and society as a whole. By investing in environmental stewardship, we safeguard the health of ecosystems and strive towards the availability of resources for future generations, thereby securing our long-term viability.

TEAM



James H. Barkley

COO

James Barkley, a 15-year industry veteran in dredging and mining, is the founder of Lucky 7 Mining LLC. His leadership has driven successful projects globally, from Mexico and Ghana to Alaska and Arizona. As captain of dredging vessels in Nome, Alaska, James showcases both entrepreneurial acumen and exceptional maritime leadership skills. Proficient in open-sea and underwater dredging, he excels in placer mining processes. Renowned for technical expertise in welding, design, and fabrication, James is a respected figure in the mining community, contributing to the industry's success through unwavering commitment and hands-on experience. His continued involvement reflects a dedication to sharing knowledge and shaping the mining industry's trajectory.



David J. Lewis

CFO

David Lewis, a seasoned venture management expert with 15+ years of entrepreneurial experience, brings strong analytical, functional, and administrative skills to corporate management. He played a key role in securing financing for established companies, contributing to their expansion, particularly in the oil and gas industry across Texas, Kansas, and Oklahoma. Joining Lucky 7 Mining, his specialized skill set includes fiscal management, procurement, permitting, compliance, and site operations. David serves as the mainland US homebase for remote operations, enhancing Lucky's corporate business model with a divide-and-conquer approach. His extensive background and strategic support contribute to the company's overarching vision.

Joining our team means being emotionally invested in a narrative that transcends traditional business success – it's about shaping a future where responsible practices and financial gains coalesce, fostering a sense of purpose and pride among our investors.

USE OF PROCEEDS

If the offering's maximum amount of $5,000,000 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$150,000	3.0%
Refinery	$500,000	10.0%
Real Estate	$250,000	5.0%
Steel for Platform	$250,000	5.0%
Thrust Master Motors	$750,000	15.0%
Excavator	$280,000	5.6%
Wash Plant	$350,000	7.0%
Generators	$150,000	3.0%
Hydraulic Power Pack	$500,000	10.0%
Water Pump	$100,000	2.0%
Cutter Head Attachment	$150,000	3.0%
Barge Skiff	$75,000	1.5%
Gold Recovery Equipment	$100,000	2.0%
Dive Dredge	$200,000	4.0%
Labor	$600,000	12.0%
Shipping	$120,000	2.4%
General & Administrative Expenses	$100,000	2.0%
Port Fees	$25,000	0.5%
Connex Quarters	$105,000	2.1%
Intermediary fees	$245,000	4.9%

TERMS

This is an offering of Common Membership Units, under registration exemption 4(a)(6), in Lady Justice Alaska LLC, doing business as Lucky 7 Mining. This offering must raise at least $10,000 by August 28, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Lucky 7 Mining may issue additional securities to raise up to $5,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,200,000 units
× $5 per unit

$11,000,000 implied valuation

FINANCIALS

Lucky 7 Mining's official name is Lady Justice Alaska LLC, so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 28, 2024
- Form C/A on March 29, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Mar 29, 2024 — Filed Form C/A

Mar 28, 2024 — Primary offering of 1,000,000 units at $5

Mar 28, 2024 — Filed Form C

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